Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Document Affects Important Legal Rights You May Have.

Please Read It Carefully Before Signing.

The parties to this Separation Agreement and Release (“Agreement”) are CASCADE MICROTECH, INC. (“Employer”), and Steven Sipowicz (“Mr. Sipowicz”). This Agreement is void unless Mr. Sipowicz has executed it on or before March 31, 2010.

RECITALS

A. Mr. Sipowicz is separating from employment with Employer; and

B. Mr. Sipowicz elects to receive severance pay and related benefits under this Agreement under the terms and conditions set forth below.

AGREEMENT

Therefore, in consideration of the mutual promises set forth below, the parties agree as follows:

1. Employment Separation. Mr. Sipowicz hereby resigns his employment and all positions and offices he holds with Employer, effective March 31, 2010 (the “Separation Date”). Mr. Sipowicz shall cooperate in transitioning his duties to other employees and answering follow-up questions from time-to-time.

2. Payment. Mr. Sipowicz has received all accrued wages owing through the pay date immediately preceding the Separation Date, and shall receive his final pay, including payment for unused accrued time off, according to Employer’s policy following the Separation Date. As consideration for this Agreement, and provided Mr. Sipowicz signs this Agreement no later than March 31, 2010, and does not revoke it, Mr. Sipowicz shall receive the following:

A.	Consulting Agreement. Mr. Sipowicz agrees to provide consulting services for specifically enumerated projects identified by Employer during the two (2) months immediately following the Separation Date (the “Consulting Period”). Such consulting work will be provided during normal working hours and Employer shall pay Mr. Sipowicz $100 per hour for his work, up to a maximum of $17,600 per month. Mr. Sipowicz will issue a monthly invoice for such services, to be paid by Employer within fourteen (14) days.

In performing the consulting services, Mr. Sipowicz acknowledges that he is an independent contractor, and is not an employee, agent, joint venturer or partner of Employer. Mr. Sipowicz acknowledges and agrees that after the Separation Date, he will have no rights in or under any health, liability, disability or other insurance policies maintained by Employer, nor to any overtime, vacation, holiday, sick

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leave, seniority, or other benefits. Mr. Sipowicz further acknowledges that he shall have no right to claim unemployment compensation, worker’s compensation, or disability compensation as a result of his consulting relationship with Employer. Employer shall issue a Form 1099 to Mr. Sipowicz at the end of its tax year. Mr. Sipowicz is responsible for all taxes owing to any taxing authority as a result of any payment for the consulting services provided pursuant to this paragraph. Mr. Sipowicz shall indemnify and hold harmless Employer from and against any taxes, fines or penalties from any taxing jurisdiction resulting from the payments made pursuant to this paragraph.

B.	Severance Pay. Following the end of the Consulting Period, provided Mr. Sipowicz signs the Release attached to this Agreement as Exhibit A, Employer shall pay Mr. Sipowicz severance in the amount of ten (10) months’ base salary (the “Severance Pay”), less applicable withholding. The Severance Pay shall be paid as salary continuation over ten months in accordance with Employer’s regular payroll schedule, starting the first regular pay date following execution of the Release. Employer shall mail each installment of the Severance Pay to Mr. Sipowicz’s last home address on file with Employer.

C.	Stock Options; Restricted Shares. Mr. Sipowicz holds options to purchase shares of Cascade Microtech, Inc. common stock (the “Options”). Provided Mr. Sipowicz signs the Release attached to the Agreement as Exhibit A, as further consideration for this Agreement, Employer shall extend the date by which Mr. Sipowicz must exercise the Options to the expiration date set forth in the applicable Option Agreement. Mr. Sipowicz’s right to exercise an Option ends when the term of the Option expires. Except as expressly stated in this paragraph, Mr. Sipowicz’s Options shall be governed by the terms and conditions of the applicable Option Agreement and Stock Incentive Plan pursuant to which the Options were granted. Mr. Sipowicz also holds certain grants of Cascade Microtech, Inc. Restricted Stock Units (the “Shares”). The Shares shall be governed by the terms and conditions of the Restricted Stock Unit Agreement pursuant to which the Shares were granted.

D.	Exclusive Severance Benefits. Except as expressly provided in this Agreement, Mr. Sipowicz is entitled to no other or further consideration, severance, pay or benefits whatsoever from Employer. Mr. Sipowicz acknowledges that the severance and other benefits provided hereunder are in lieu of any severance or other benefits that may have been available to him under any other plan, program, practice or promise by Employer, including without limitation that certain Executive Employment Agreement between Employer and Mr. Sipowicz dated July 12, 2007 (the “Employment Agreement”).

3. Employee Benefit Plans. Except as expressly provided in this Agreement, Mr. Sipowicz shall be entitled to Mr. Sipowicz’s rights under Employer’s benefit plans as such plans, by their provisions, apply upon Mr. Sipowicz’s termination. The severance and other benefits provided hereunder are in lieu of any severance or other benefits that may have been

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available to Mr. Sipowicz under any other plan, program, practice or promise by Employer. If Mr. Sipowicz is eligible for and properly elects to continue his group health coverage through COBRA, Mr. Sipowicz and Employer shall cooperate to obtain the benefit of any premium subsidy for which he is eligible under the American Recovery and Reinvestment Act.

4. GENERAL RELEASE: In consideration of the benefits provided in this Agreement, Mr. Sipowicz releases Employer, its current and former directors, officers, shareholders, agents, employees, attorneys, insurers, related corporations, successors and assigns, from any and all liability, damages or causes of action whatsoever, whether known or unknown, whether in tort, contract, or under local, state or federal statute. Mr. Sipowicz understands and acknowledges that this release includes, but is not limited to any claim for reinstatement, re-employment, attorney fees or wages, stock or stock options, or additional compensation in any form, and any claim, including but not limited to claims for breach of contract, defamation, promissory estoppel, wrongful termination, whistleblower or other retaliation claims, and discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, citizenship, national origin, military service, ancestry, sexual orientation or any other factor protected by federal, state or local law (such as claims arising Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Family Medical Leave Act of 1993, the Uniformed Services Employment and Re-employment Rights Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Employee Retirement Income Security Act of 1975 (ERISA), the Worker Adjustment Retraining and Notification Act (WARN), Executive Order 11246, the Sarbanes-Oxley Act, all as amended, and the civil rights, employment, and labor laws of any state and any regulation under such authorities) relating to Mr. Sipowicz’s employment or association with Employer or the termination of that employment and association.

4A. Release of Rights Under Older Workers’ Benefit Protection Act. The Age Discrimination in Employment Act prohibits employment discrimination based on age. The federal agency charged with enforcing the Age Discrimination in Employment Act is the Equal Employment Opportunity Commission (EEOC). In accordance with the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act (collectively, the “Act”), Mr. Sipowicz acknowledges that: (a) Mr. Sipowicz has been, and hereby is, advised in writing to speak with an attorney about the Agreement prior to signing this Agreement; (b) Mr. Sipowicz is aware that the Age Discrimination in Employment Act prohibits discrimination because of an employee’s age and provides certain remedies (including damages) in the event discrimination has occurred; (c) in exchange for entering into this Agreement, Mr. Sipowicz has received additional pay, benefits or other compensation that Mr. Sipowicz was not owed or entitled to if Mr. Sipowicz did not enter into this Agreement; and (d) by signing this Agreement, Mr. Sipowicz does not give up (waive) rights or claims under the Act that may arise after Mr. Sipowicz enters into this Agreement; (e) Mr. Sipowicz has been given a period of at least 21 days from March 10, 2010 to consider whether to enter into this Agreement; (f) in the event Mr. Sipowicz has not signed and returned this Agreement to Employer on or before March 31, 2010, the Agreement will not be valid; (g) if Mr. Sipowicz signs the Agreement before 21 days, he does so voluntarily; (h) any changes to this Agreement,

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whether material (important) or immaterial (unimportant) shall not re-start the 21-day period for Mr. Sipowicz to decide whether to sign the Agreement; (i) Mr. Sipowicz has a period of seven (7) days from the date Mr. Sipowicz signed the Agreement in which to revoke (cancel) this Agreement by written notice to Paul Carlson, CEO; (j) in the event Mr. Sipowicz does not exercise the right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day waiting period described above (the “Effective Date”).

5. Return of Company Property. Mr. Sipowicz agrees that on or before Mr. Sipowicz’s Separation Date, he will convey all passwords and, except as expressly stated in this paragraph, return to Employer all property belonging to Employer, including, but not limited to keys, credit cards, telephone calling card, files, records, computer access codes, computer hardware, computer programs, instruction manuals, business plans, and all other property and documents that Mr. Sipowicz prepared or received in connection with his employment with Employer. Notwithstanding the foregoing, Mr. Sipowicz may retain his company-issued cellular telephone; provided, however, he shall transfer the service to his own account effective no later than March 31, 2010.

6. Confidentiality. Mr. Sipowicz acknowledges that in the course of his employment with Employer, he obtained confidential information, including proprietary, financial, employment, confidential and trade secret information which is not generally known to third parties. Mr. Sipowicz recognizes and affirms his obligations not to use or disclose such information to others, notwithstanding the termination of employment.

7. No Admission of Liability. Mr. Sipowicz agrees that nothing in this Agreement, its contents, and any payments made under it, will be construed as an admission of liability on the part of Employer.

8. Governing Law and Forum. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Oregon, without regard to conflict of law principles. In the event of any suit, action or arbitration to interpret or enforce this Agreement, the prevailing party shall be entitled to its attorney fees, costs, and out-of-pocket expenses, at trial, arbitration, and on appeal. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be the State of Oregon.

9. Successors and Assigns. This Agreement shall be binding upon Mr. Sipowicz’s heirs, executors, administrators and other legal representatives and may be assigned and enforced by Employer, its successors and assigns.

10. Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement that can be given effect without the invalid obligations, provisions, or applications.

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11. Waiver. The failure of Employer to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or of the right to demand strict performance in the future.

12. Section Headings. The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

13. Entire Agreement. Mr. Sipowicz remains bound by the terms of any and all agreements Mr. Sipowicz entered into with Employer with respect to confidential information, non-competition, assignment of inventions and non-solicitation and, in addition. Section 1.4 of the Employment Agreement shall remain in effect according to its terms notwithstanding the termination of Mr. Sipowicz’s employment. Except as otherwise provided in this Agreement, Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter.

14. Voluntariness. Mr. Sipowicz acknowledges that (1) he has been given sufficient time to consider this Agreement, (2) he has carefully read and understands this Agreement, (3) he has been advised in writing to consult with an attorney prior to executing this Agreement, and (4) he has signed it voluntarily and without reliance upon any promises other than those contained in this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Employer by its duly authorized officer, as of the day and year stated below.

STEVEN SIPOWICZ	CASCADE MICROTECH, INC.

/s/ Steven Sipowicz	By:	/s/ Paul Carlson
Paul Carlson, CEO

Date: March 30, 2010	Date: March 30, 2010

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EXHIBIT A

RELEASE OF CLAIMS

For and in consideration of the severance benefits described in the Separation Agreement and Release between (the “Agreement”) between Cascade Microtech, Inc. (the “Company”), and Steven Sipowicz (the “Executive”), and for other good and valuable consideration, Executive hereby releases the Company, its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind, whether in tort, contract, or under local, state or federal statute, which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date Executive signs this Release of Claims (“Release”). Executive understands and acknowledges that this Release includes, but is not limited to, any claim for reinstatement, re-employment, attorneys’ fees or wages, wage penalties, tax or benefit contributions, stock or stock options, or additional compensation in any form, and any claim, including but not limited to claims for breach of contract, defamation, promissory estoppel, wrongful termination, whistleblower or other retaliation claims, and discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, citizenship, national origin, military service, ancestry, sexual orientation or any other factor protected by federal, state or local law (such as claims arising Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act (WARN); Uniformed Services Employment and Re-employment Rights Act, Executive Order 11246, the Sarbanes-Oxley Act, all as amended) relating to Executive’s employment or association with the Company or the termination of that employment and association.

Severance Benefits. Executive’s employment with the Company terminated on March 31, 2010. In exchange for this Release, the Company shall provide to Executive, following the Effective Date hereof, the severance benefits stated in Sections 2B and 2C of the Agreement. The severance check(s) will be mailed to Executive’s last address on file with Company. Except as expressly stated in this Release, Executive is entitled to no other or further compensation of any kind from Company.

Executive acknowledges that Executive understands that by signing below he is voluntarily giving up any right that Executive may have to sue or bring other claims against the Released Parties. Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily.

This Release is final and binding and may not be changed or modified except in a writing signed by an authorized representative of the parties. Executive understands that he remains bound by all agreements with Company with regard to confidential information, assignment of rights in intellectual property, non-competition and non-solicitation that by their terms remain in effect notwithstanding the termination of his employment.

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Sections 7 through 14 of the Agreement are hereby incorporated by reference as though fully set forth herein.

Signature:	Date:

[Printed name]

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